Exhibit 99.1

NEW YORK STOCK EXCHANGE
CERTIFICATION OF CHIEF EXECUTIVE OFFICER

The undersigned Chief Executive Officer of National Processing, Inc. certifies to the New York Stock Exchange that, as of the date of this certification, he is unaware of any violation by National Processing, Inc. of the New York Stock Exchange’s corporate governance listing standards in effect as of the date of this certification.

March 11, 2004	By: /s/ Jon L. Gorney
Jon L. Gorney
Chairman and Chief Executive Officer